UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 16, 2014

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may, “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in BioTime’s periodic reports filed with the SEC under the heading “Risk Factors” and other filings that BioTime may make with the Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change. Except as required by law, BioTime disclaims any intent or obligation to update these forward-looking statements.

Item 1.01 - Entry into a Material Definitive Agreement.

On October 16, 2014, our subsidiary, Asterias Biotherapeutics, Inc. ("Asterias"), and the California Institute for Regenerative Medicine ("CIRM") signed a Notice of Grant Award (the "Award"), effective October 1, 2014. The Award was made under the Strategic Partnership III grant that was approved by CIRM on May 30, 2014. Pursuant to the Award, CIRM granted Asterias an aggregate of $14,323,318 to be disbursed on a quarterly basis over four years for the clinical development of Asterias' product, AST-OPC1. Disbursement of the amounts awarded are subject to Asterias meeting certain specific progress and go/no go milestones. CIRM may terminate funding under certain circumstances if Asterias fails to meet a milestone, is unable to demonstrate financial viability or if there are insufficient funds in the California Stem Cell Research and Cures Fund in the State Treasury. If Asterias elects to terminate the Award or the work to be funded by the Award under circumstances generally not related to satisfaction of milestones or the success of the clinical trials, Asterias would be required to reimburse CIRM for the funds received. In addition, pursuant to the Award, Asterias agrees to notify and report to CIRM information relating to serious adverse events, studies, press releases clinical trial information and routine communications on a schedule as agreed upon by Asterias and CIRM.

The foregoing description of the Award does not purport to be complete and is qualified in its entirety by reference to the Award, which we expect to file as an exhibit to our Annual Report on Form 10-K for the period ending December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: October 22, 2014	By:	/s/Michael D. West
Chief Executive Officer